Exhibit 5.1
July 31, 2024

Board of Directors
Markel Group Inc.
4521 Highwoods Parkway
Glen Allen, VA 23060

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 of Markel Group Inc. (the Company) being filed with the Securities and Exchange Commission (the Registration Statement) in connection with the registration under the Securities Act of 1933, as amended (the Securities Act), of common shares of the Company (Common Shares) to be offered and sold under the Markel Group Inc. 2024 Equity Incentive Compensation Plan (the Plan) (collectively, the Plan Shares), to include: (1) 250,000 new Common Shares not previously reserved for issuance under the Company’s 2016 Equity Incentive Compensation Plan (the 2016 Equity Plan), plus (2) 34,316 Common Shares previously reserved for issuance under the 2016 Equity Plan that have not been issued and are not subject to outstanding awards under the 2016 Equity Plan. I am the Company’s Chief Legal Officer and have represented it in connection with the Registration Statement.

In connection with the delivery of this opinion, I have examined originals or copies of the articles of incorporation and bylaws of the Company, the Registration Statement and the exhibits thereto, certain resolutions adopted by the Board of Directors, and such other records, certificates and other documents of public officials, the Company and its officers and representatives, and have made such inquiries of the Company and its officers and representatives, as I have deemed necessary or appropriate in connection with the opinions set forth herein. I am familiar with the proceedings taken by the Company in connection with the authorization, registration, offering and sale of the Plan Shares. With respect to certain factual matters, I have relied upon representations set forth in the Registration Statement, or otherwise made by officers of the Company. In making such examination and rendering the opinions set forth below, I have assumed without verification (i) that all documents submitted to me as originals are authentic, complete and accurate, (ii) that all documents submitted to me as copies conform to authentic original documents and (iii) the legal capacity of all individuals executing such documents.

Based on such examination and review, and subject to the foregoing, I am of the opinion that authorized but not previously issued Plan Shares have been validly authorized and, when and to the extent issued in accordance with the terms of the Plan and any award agreement entered into under the Plan, will be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the Commonwealth of Virginia in effect on the date hereof, and I have not considered, and I express no opinion as to, the laws of any other jurisdiction.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Richard R. Grinnan
Senior Vice President, Chief Legal Officer and Secretary
Markel Group
4521 Highwoods Parkway, Glen Allen, VA 23060-9817
+1.800.466.6671 | +1.804.747.0316
mklgroup.com